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                                                                    Exhibit 23.3
                          [BORDEN & ELLIOT LETTERHEAD]


The Board of Directors
Med-Emerg International Inc.

We consent to the use of our name in connection with references to Canadian laws, regulations, and treaties in the Annual Report of Med-Emerg International Inc. for the year ended December 31, 1997 as reported on Form 20-F. We note that our name is specifically referred to on page 14 in connections with the information contained under the heading "Taxation".




/s/ Borden & Elliot

BORDEN & ELLIOT
Toronto, Ontario, Canada
June 30, 1998